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                                                                    EXHIBIT 99.1

                                       FOR IMMEDIATE RELEASE

CONTACT: DANIEL C. DUNN
           CHIEF FINANCIAL OFFICER
           314/771-2400

                       ALLIED HEALTHCARE PRODUCTS REPORTS
                    PROFITABLE SECOND QUARTER AND FIRST HALF

      -     LOWER PRODUCTION COSTS AND EXPENSES CONTINUE

      -     DEBT IS REDUCED FROM $7.1 TO $1.3 MILLION SINCE DECEMBER OF 2003

ST. LOUIS, February 10, 2005 - Allied Healthcare Products, Inc. (NASDAQ: AHPI) reported that it earned a net income of $184,000, or 2 cents per share, during its second quarter ended December 31, 2004, compared to $384,000, or 5 cents per share, for the second quarter of 2004.

      For the first half of fiscal 2005, Allied earned a profit of $420,000, or 5 cents per share, compared to $387,000, or 5 cents per share for the first half of 2004.

      Allied orders for the first half of 2005 were about $100,000 higher than the prior year. However, because all orders were not released for shipment - for example, because of time deferrals for hospital construction - some orders could not be translated into sales. This has resulted in a backlog increase that should be worked off in the second half of 2005, according to Earl R. Refsland, chief executive officer.

      The company continued to hold down costs. Operating expenses decreased $529,000 for the first two quarters of 2005 versus 2004.

      Cost reductions have been realized through increased automation and in-house production of parts, staff reductions and lower insurance premiums.

      Interest expense also has been cut significantly - from $341,000 in the first half of 2004 to $103,000 in 2005 - by reducing debt from $7.1 to $1.3 million.

      Allied will introduce new products in the second half of fiscal 2005. The most significant, Refsland said, is the IMPACT(TM) (Integrated Multi-Parameter Alarm Control

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Technology) Alarm System for hospitals. "IMPACT(TM) will enable hospitals to deliver better care, at lower cost, by allowing computer monitoring of literally hundreds of critical functions. Instead of finding out a system has failed when it's too late, IMPACT(TM) will allow a hospital engineer to see a problem developing - and correct it - before a problem occurs."

      Refsland said that the company's focus in the second half will continue to be increasing sales and maintaining tight cost controls.

      "We have significantly strengthened our balance sheet through cost controls. We will continue that discipline and work on building sales," Refsland said.

      Allied Healthcare Products, Inc. is a leading manufacturer of respiratory care products, medical gas equipment and emergency medical products used in a wide range of hospital and alternate care settings.

"SAFE HARBOR" STATEMENT: Statements contained in this release that are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company's operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

##
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                        ALLIED HEALTHCARE PRODUCTS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                         Three months ended,          Six months ended,
                                            December 31,                December 31,
                                        2004          2003           2004          2003
Net sales                           $ 13,667,568  $ 15,077,334   $ 27,607,288  $ 28,884,862
Cost of sales                         10,254,672    10,968,845     20,787,691    21,379,800
                                    ------------  ------------   ------------  ------------

Gross profit                           3,412,896     4,108,489      6,819,597     7,505,062

Selling General and administrative
expenses                               3,056,555     3,334,657      5,985,643     6,514,568
                                    ------------  ------------   ------------  ------------

Income from operations                   356,341       773,832        833,954       990,494

Interest expense                          28,966       144,774        102,811       341,716
Other expense                             11,410       (11,040)        18,772        (5,682)
                                    ------------  ------------   ------------  ------------
Other, net                                40,376       133,734        121,583       336,034
                                    ------------  ------------   ------------  ------------

Income before provision
  for income taxes                       315,965       640,098        712,371       654,460

Provision for income taxes               131,779       255,891        292,684       267,480
                                    ------------  ------------   ------------  ------------

Net income                          $    184,186  $    384,207   $    419,687  $    386,980
                                    ============  ============   ============  ============

Net income per share - Basic
and diluted                         $       0.02  $       0.05   $       0.05  $       0.05
                                    ============  ============   ============  ============

Weighted average common shares
Outstanding - Basic                    7,818,432     7,814,910      7,818,432     7,814,421

Weighted average common shares
Outstanding - Diluted                  8,104,869     7,995,788      8,087,657     7,974,834

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                        ALLIED HEALTHCARE PRODUCTS, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                    December 31, 2004    June 30, 2004
ASSETS
Current assets:
     Cash                                                              $     10,398       $      8,256
     Accounts receivable, net of allowance for doubtful
      accounts of $475,000 and $475,000, respectively                     7,023,692          7,708,969
     Inventories, net                                                    10,605,306         11,095,171
     Income tax receivable                                                        -            130,548
     Other current assets                                                   325,564            127,127
                                                                       ------------       ------------
      Total current assets                                               17,964,960         19,070,071
                                                                       ------------       ------------
     Property, plant and equipment, net                                  11,504,339         11,999,927
     Goodwill                                                            15,979,830         15,979,830
     Other assets, net                                                       65,804             88,867
                                                                       ------------       ------------
      Total assets                                                     $ 45,514,933       $ 47,138,695
                                                                       ============       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                  $  2,821,427       $  3,125,593
     Current portion of long-term debt                                    1,275,325          1,245,484
     Deferred income taxes                                                  389,644            389,644
     Deferred revenue                                                       465,000                  -
     Other current liabilities                                            3,138,553          3,316,603
                                                                       ------------       ------------
      Total current liabilities                                           8,089,949          8,077,324
                                                                       ------------       ------------
Deferred income taxes                                                       242,478            242,478
                                                                       ------------       ------------
Deferred revenue                                                            310,000                  -
                                                                       ------------       ------------
Long-term debt                                                                    -          2,366,076
                                                                       ------------       ------------
Commitments and contingencies

Stockholders' equity:
     Preferred stock; $0.01 par value; 1,500,000 shares
      authorized; no shares issued and outstanding which includes                 -                  -
     Series A preferred stock; $0.01 par value; 200,000 shares
      authorized; no shares issued and outstanding                                -                  -
     Common stock; $0.01 par value; 30,000,000 shares
      authorized; 7,818,432 shares issued and outstanding
      at December 31, 2004 and June 30, 2004.                               101,220            101,220
     Additional paid-in capital                                          47,041,493         47,041,493
     Common stock in treasury, at cost                                  (20,731,428)       (20,731,428)
     Retained earnings                                                   10,461,221         10,041,532
                                                                       ------------       ------------
      Total stockholders' equity                                         36,872,506         36,452,817
                                                                       ------------       ------------
      Total liabilities and stockholders' equity                       $ 45,514,933       $ 47,138,695
                                                                       ============       ============